Exhibit 99.1

AeroVironment, Inc. Announces Fourth Quarter and Full Fiscal 2021 Year Results

ARLINGTON, Va., June 29, 2021 — AeroVironment, Inc. (NASDAQ: AVAV), a global leader in intelligent, multi-domain robotic systems, today reported financial results for its fourth quarter and full fiscal year ended April 30, 2021.

●	Record fourth quarter and full fiscal year revenue of $136.0 million and $394.9 million

●	Full fiscal year diluted EPS from continuing operations of $0.96 and non-GAAP diluted EPS from continuing operations of $2.10

●	Record funded backlog of $211.8 million

●	Closed two strategic acquisitions in the fourth quarter and a third in May 2021 that expand and enhance our product portfolio

“Our team again delivered record fourth quarter and full fiscal year 2021 revenue, representing a fourth consecutive year of profitable topline growth,” said Wahid Nawabi, AeroVironment president and chief executive officer. “In addition to producing solid financial and operational results despite the continued macroeconomic challenges our industry and economy are experiencing, we expanded our total addressable markets with the strategic acquisitions of Arcturus UAV, Progeny Systems ISG and Telerob. We continued our momentum over the course of the year securing a key initial contract for our new anti-armor Switchblade 600 loitering missile system, completing the fifth successful test flight of the Sunglider solar HAPS and demonstrating broadband LTE communication from the stratosphere. The AeroVironment team also made aviation history by developing critical propulsion and structural elements of the Ingenuity Mars Helicopter, the first aircraft to take flight in the atmosphere of another world.”

“We executed our growth strategy effectively in fiscal year 2021 and are well positioned to achieve significant revenue and adjusted EBITDA growth in fiscal year 2022 with our expanded team, geographic footprint and broad portfolio of intelligent, multi-domain robotic systems,” Mr. Nawabi added.

FISCAL 2021 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2021 was $136.0 million, representing an increase from the fourth quarter of fiscal 2020 revenue of $135.2 million. The increase was due to an increase in revenue in our Medium Unmanned Aircraft Systems (MUAS) segment of $15.8 million resulting from our acquisition of Arcturus UAV in February 2021, partially offset by a decrease in revenue in our Unmanned Aircraft Systems (UAS) segment of $15.0 million. The decrease in UAS segment revenue was due to a decrease in service revenue of $14.2 million and a decrease in product sales of $0.8 million. Our UAS segment consists of our existing small UAS, tactical missile systems and HAPS product lines and the recently acquired Progeny Systems Corporation’s Intelligent Systems Group (“ISG”).

Gross margin for the fourth quarter of fiscal 2021 was $59.7 million, an increase of 12% from the fourth quarter of fiscal 2020 gross margin of $53.2 million. The increase in gross margin was primarily due to an increase in product margin of $8.8 million, partially offset by a decrease in service margin of $2.3 million. As a percentage of revenue, gross margin increased to 44% from 39%. The increase in gross margin percentage was primarily due to a favorable product and services mix. Cost of sales for the fourth quarter of fiscal 2021 included $2.6 million of intangible amortization expense and other related non-cash purchase accounting expenses as compared to $0.6 million in the fourth quarter of fiscal 2020.

Income from operations for the fourth quarter of fiscal 2021 was $17.8 million, a decrease of $3.5 million from the fourth quarter of fiscal 2020 income from continuing operations of $21.3 million. The decrease in income from operations was primarily a result of an increase in selling, general and administrative (“SG&A”) expense of $8.5 million and an increase in research and development (“R&D”) expense of $1.5 million, partially offset by an increase in gross margin of $6.5 million. The increase in SG&A expense for the fourth quarter of fiscal 2021 was primarily due to an increase in acquisition-related expenses of $3.3 million associated with the acquisitions of Arcturus UAV, ISG and Telerob GmbH (“Telerob”), and an increase in intangible amortization expense of $2.8 million.

Other expense, net, for the fourth quarter of fiscal 2021 was $9.4 million, as compared to other income, net of $1.2 million for the fourth quarter of fiscal 2020. The increase in other expense, net was primarily due to a legal accrual related to our former EES business, an increase in interest expense of $0.9 million resulting from the term debt issued concurrent with the acquisition of Arcturus UAV, and a decrease in interest income due to a combination of a decrease in the average interest rates earned on our investment portfolio and a decrease in the average investment balances.

(Benefit) provision for income taxes for the fourth quarter of fiscal 2021 was a benefit of $2.2 million, as compared to a provision of $2.6 million for the fourth quarter of fiscal 2020. The increase in benefit from income taxes was primarily due to the decrease in income before income taxes and an increase in certain federal income tax credits.

Equity method investment income (loss), net of tax, for the fourth quarter of fiscal 2021 was income of $0.4 million, as compared to loss of $2.1 million for the fourth quarter of fiscal 2020. The equity method income during the fourth quarter of fiscal 2021 resulted from our investment in a limited partnership fund.

Net income attributable to AeroVironment for the fourth quarter of fiscal 2021 was $10.9 million, as compared to $17.5 million for the fourth quarter of fiscal 2020. The fourth quarter of fiscal 2021 included a $9.3 million legal accrual related to our former EES business.

Earnings per diluted share from continuing operations attributable to AeroVironment for the fourth quarter of fiscal 2021 was $0.44, as compared to $0.73 for the fourth quarter of fiscal 2020.

Non-GAAP earnings per diluted share from continuing operations was $1.04 for the fourth quarter of fiscal 2021, as compared to $0.75 for the fourth quarter of fiscal 2020.

FISCAL 2021 FULL YEAR RESULTS

Revenue for fiscal 2021 was $394.9 million, an increase of 8% from fiscal 2020 revenue of $367.3 million. The increase in revenue was due to an increase in product sales of $22.1 million and an increase in service revenue of $5.5 million. Fiscal 2021 revenue in our UAS segment increased $11.8 million from fiscal 2020. Fiscal 2021 included revenue in our MUAS segment of $15.8 million resulting from our acquisition of Arcturus UAV in February 2021.

Gross margin for fiscal 2021 was $164.6 million, an increase of 7% from fiscal 2020 gross margin of $153.1 million. The increase in gross margin was primarily due to an increase in product margin of $11.5 million. As a percentage of revenue, gross margin of 42% was consistent with that of fiscal 2020. Cost of sales for fiscal 2021 included $4.5 million of intangible amortization expense and other related non-cash purchase accounting expenses as compared to $2.4 million for fiscal 2020.

Income from operations for fiscal 2021 was $43.3 million, a decrease of $3.8 million from fiscal 2020 income from operations of $47.1 million. The decrease in income from operations was primarily a result of an increase in SG&A expense of $8.0 million and an increase in R&D expense of $7.3 million, partially offset by an increase in gross margin of $11.5 million. The increase in SG&A expense for fiscal 2021 was primary due to an increase in acquisition-related expenses of $6.5 million associated with the acquisitions of Arcturus UAV, ISG and Telerob, and an increase in intangible amortization expense of $2.8 million.

Other expense, net, for fiscal 2021 was $8.9 million, as compared to other income, net of $5.5 million for fiscal 2020. The increase in other expense, net was primarily due to a legal accrual related to our former EES business, a decrease in interest income due to a combination of a decrease in the average interest rates earned on our investment portfolio and a decrease in the average investment balances, and an increase in interest expense of $0.9 million resulting from the term debt issued concurrent with the acquisition of Arcturus UAV.

Provision for income taxes for fiscal 2021 was $0.5 million, as compared to $5.8 million for fiscal 2020. The decrease in provision for income taxes was primarily due to a decrease in income before income taxes and an increase in certain federal income tax credits.

Equity method investment loss, net of tax, for fiscal 2021 was $10.5 million, as compared to $5.5 million for fiscal 2020. Equity method investment loss, net of tax, for fiscal 2021 included a loss of $8.4 million for our proportionate share of the HAPSMobile Inc. joint venture’s impairment of its investment in Loon LLC.

Net income attributable to AeroVironment for fiscal 2021 was $23.3 million, as compared to $41.1 million for fiscal 2020. Fiscal 2021 included the impairment loss of $8.4 million related to HAPSMobile Inc.’s investment in Loon LLC and a $9.3 million legal accrual related to our former EES business.

Earnings per diluted share from continuing operations attributable to AeroVironment for fiscal 2021 was $0.96, as compared to $1.72 for fiscal 2020. Fiscal 2021 included the impairment loss of $8.4 million related to HAPSMobile Inc.’s investment in Loon LLC and $9.3 million related to a legal accrual related to our former EES business.

Non-GAAP earnings per diluted share from continuing operations was $2.10 for fiscal 2021, as compared to $1.84 for fiscal 2020.

BACKLOG

As of April 30, 2021, funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $211.8 million, as compared to $208.1 million as of April 30, 2020.

FISCAL 2022 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2022 the Company continues to expect revenue of between $560 million and $580 million, net income of between $32 million and $37 million, adjusted EBITDA of between $105 million and $110 million, earnings per diluted share of between $1.31 and $1.51 and non-GAAP earnings per diluted share, which excludes acquisition-related expenses and amortization of intangible assets, of between $2.50 and $2.70.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, subject to certain risks and uncertainties, and including certain assumptions with respect to our ability to efficiently and on a timely basis integrate our acquisitions, obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL AND PRESENTATION

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 29, 2021, at 1:30 pm Pacific Time that will be webcast live. Wahid Nawabi, president and chief executive officer,

Kevin P. McDonnell, chief financial officer and Steven A. Gitlin, chief marketing officer and vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call by using the following telephone numbers, (877) 561-2749 (U.S.) or (678) 809-1029 (international) and providing the conference ID 5370008 five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

A supplementary investor presentation for the fourth quarter and full fiscal 2021 can be accessed at https://investor.avinc.com/events-and-presentations.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, June 29, 2021, at approximately 4:30 p.m. Pacific Time through July 6, 2021, at 4:30 p.m. Pacific Time. Dial (855) 859-2056 (U.S.) or (404) 537-3406 (international) and provide the conference ID 5370008.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides technology solutions at the intersection of robotics, sensors, software analytics and connectivity that deliver more actionable intelligence so you can Proceed with Certainty. Celebrating 50 years of innovation, AeroVironment is a global leader in intelligent, multi-domain robotic systems, and serves defense, government and commercial customers. For more information, visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the impact of our recent acquisitions of Arcturus UAV, Telerob and ISG and our ability to successfully integrate them into our operations; the risk that disruptions will occur from the transactions that will harm our business; any disruptions or threatened disruptions to our relationships with our distributors, suppliers, customers and employees, including shortages in components for our products; the ability to timely and sufficiently integrate international operations into our ongoing business and compliance programs; reliance on sales to the U.S. government and related to our development of HAPS UAS; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator, to create new market opportunities or to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products or integrate new technology into current products; risk of litigation, including but not limited to pending litigation arising from the sale of our EES business; product liability, infringement and other claims; changes in the regulatory environment; the impact of the outbreak related to the strain of coronavirus known as COVID-19 on our business operations; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. See in the financial tables below the calculation of these measures, the reasons why we believe these measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures.

– Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations

(In thousands except share and per share data)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2021	2020	2021	2020

	(Unaudited)
Revenue:
Product sales	$96,655	$97,101	$278,888	$256,758
Contract services	39,360	38,122	116,024	110,538
	136,015	135,223	394,912	367,296
Cost of sales:
Product sales	47,675	56,887	149,714	139,131
Contract services	28,685	25,168	80,640	75,063
	76,360	82,055	230,354	214,194
Gross margin:
Product sales	48,980	40,214	129,174	117,627
Contract services	10,675	12,954	35,384	35,475
	59,655	53,168	164,558	153,102
Selling, general and administrative	24,841	16,344	67,481	59,490
Research and development	17,054	15,529	53,764	46,477
Income from continuing operations	17,760	21,295	43,313	47,135
Other income:
Interest (expense) income, net	(1,035)	1,111	(618)	4,828
Other (expense) income, net	(8,398)	75	(8,330)	707
Income before income taxes	8,327	22,481	34,365	52,670
(Benefit from) provision for income taxes	(2,235)	2,645	539	5,848
Equity method investment income (loss), net of tax	410	(2,077)	(10,481)	(5,487)
Net income from continuing operations	10,972	17,759	23,345	41,335
Discontinued operations:
Loss on sale of business, net of tax benefit of $76	—	(265)	—	(265)
Net loss from discontinued operations	—	(265)	—	(265)
Net income	10,972	17,494	23,345	41,070
Net (income) loss attributable to noncontrolling interest	(26)	(23)	(14)	4
Net income attributable to AeroVironment, Inc.	$10,946	$17,471	$23,331	$41,074
Net income (loss) per share attributable to AeroVironment, Inc.—Basic
Continuing operations	$0.45	$0.74	$0.97	$1.74
Discontinued operations	—	(0.01)	—	(0.01)
Net income per share attributable to AeroVironment, Inc.—Basic	$0.45	$0.73	$0.97	$1.73
Net income (loss) per share attributable to AeroVironment, Inc.—Diluted
Continuing operations	$0.44	$0.73	$0.96	$1.72
Discontinued operations	—	(0.01)	—	(0.01)
Net income per share attributable to AeroVironment, Inc.—Diluted	$0.44	$0.72	$0.96	$1.71
Weighted-average shares outstanding:
Basic	24,434,344	23,849,575	24,049,851	23,806,208
Diluted	24,779,877	24,133,809	24,362,656	24,088,167

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	April 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$148,741	$255,142
Short-term investments	31,971	47,507
Accounts receivable, net of allowance for doubtful accounts of $595 at April 30, 2021 and $1,190 at April 30, 2020	62,647	73,660
Unbilled receivables and retentions	71,632	75,837
Inventories	71,646	45,535
Prepaid expenses and other current assets	15,001	6,246
Total current assets	401,638	503,927
Long-term investments	12,156	15,030
Property and equipment, net	58,896	21,694
Operating lease right-of-use assets	22,902	8,793
Deferred income taxes	2,061	4,928
Intangibles, net	106,268	13,637
Goodwill	314,205	6,340
Other assets	10,440	10,605
Total assets	$928,566	$584,954
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,841	$19,859
Wages and related accruals	28,068	23,972
Customer advances	7,183	7,899
Current portion of long-term debt	10,000	—
Current operating lease liabilities	6,154	3,380
Income taxes payable	861	1,065
Other current liabilities	19,078	10,778
Total current liabilities	96,185	66,953
Long-term debt, net of current portion	187,512	—
Non-current operating lease liabilities	19,103	6,833
Other non-current liabilities	10,141	250
Liability for uncertain tax positions	3,518	1,017
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at April 30, 2021 and April 30, 2020	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—24,777,295 shares at April 30, 2021 and 24,063,639 shares at April 30, 2020	2	2
Additional paid-in capital	260,327	181,481
Accumulated other comprehensive income	343	328
Retained earnings	351,421	328,090
Total AeroVironment, Inc. stockholders’ equity	612,093	509,901
Noncontrolling interest	14	—
Total equity	612,107	509,901
Total liabilities and stockholders’ equity	$928,566	$584,954

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended April 30,
	2021	2020	2019
Operating activities
Net income	$23,345	$41,070	$47,419
Loss (gain) on sale of business, net of tax	—	265	(8,490)
Loss from discontinued operations, net of tax	—	—	2,964
Net income from continuing operations	23,345	41,335	41,893
Adjustments to reconcile net income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation and amortization	19,262	9,888	7,669
Losses from equity method investments, net	10,481	5,487	3,944
Amortization of debt issuance costs	145	—	—
Realized gain from sale of available-for-sale investments	(11)	(180)	—
Impairment of long-lived assets	—	—	4,398
Provision for doubtful accounts	(114)	388	(39)
Other non-cash gain, net	(449)	(703)	—
Non-cash lease expense	5,150	4,574	—
Loss on foreign currency transactions	1	1	38
Deferred income taxes	(1,694)	3,419	4,792
Stock-based compensation	6,932	6,227	6,985
Loss (gain) on sale of property and equipment	123	(71)	76
Amortization of debt securities	309	(1,423)	(1,506)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	17,177	(42,869)	25,821
Unbilled receivables and retentions	8,381	(22,790)	(36,175)
Inventories	(5,179)	8,855	(16,631)
Income tax receivable	—	821	(821)
Prepaid expenses and other assets	(6,104)	831	(2,401)
Accounts payable	2,565	3,127	(7,054)
Other liabilities	6,212	8,180	(4,043)
Net cash provided by operating activities	86,532	25,097	26,946
Investing activities
Acquisition of property and equipment	(11,263)	(11,220)	(8,896)
Equity method investments	(2,675)	(14,498)	(7,598)
Business acquisitions, net of cash acquired	(385,614)	(18,641)	—
Proceeds from sale of business	—	—	31,994
Proceeds from sale of property and equipment	—	81	—
Redemptions of held-to-maturity investments	—	185,917	260,918
Purchases of held-to-maturity investments	—	(176,757)	(267,122)
Redemptions of available-for-sale investments	146,425	200,892	2,250
Purchases of available-for-sale investments	(125,644)	(106,607)	—
Net cash (used in) provided by investing activities	(378,771)	59,167	11,546
Financing activities
Principal payments of capital lease obligations	—	—	(161)
Payment of contingent consideration	—	(868)	—
Tax withholding payment related to net settlement of equity awards	(1,992)	(1,062)	(1,094)
Holdback and retention payments for business acquisition	(1,492)	—	—
Exercise of stock options	1,522	100	71
Payment of debt issuance costs	(3,878)	—	—
Proceeds from long-term debt	200,000	—	—
Net cash provided by (used in) financing activities	194,160	(1,830)	(1,184)
Discontinued operations
Operating activities of discontinued operations	—	—	(7,686)
Investing activities of discontinued operations	—	—	(431)
Net cash used in discontinued operations	—	—	(8,117)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(98,079)	82,434	29,191
Cash, cash equivalents and restricted cash at beginning of period	255,142	172,708	143,517
Cash, cash equivalents and restricted cash at end of period	$157,063	$255,142	$172,708
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$2,405	$532	$6,780
Non-cash activities
Unrealized (loss) gain on investments, net of deferred tax expense of $1, $14 and $51 for the fiscal years ended 2021, 2020 and 2019, respectively	$(60)	$50	$57
Issuance of common stock for business acquisition	$72,384	$—	$—

Change in foreign currency translation adjustments	$75	$276	$(34)
Issuances of inventory to property and equipment, ISR in-service assets	$769	$—	$—
Acquisitions of property and equipment included in accounts payable	$756	$1,425	$810

AeroVironment, Inc.

Reportable Segment Results

(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2021	2020	2021	2020

	(Unaudited)
Revenue:
UAS	$120,178	$135,223	$379,075	$367,296
MUAS	15,837	—	15,837	—
Total	136,015	135,223	394,912	367,296
Gross margin:
UAS	56,690	53,168	161,593	153,102
MUAS	2,965	—	2,965	—
Total	59,655	53,168	164,558	153,102
Income (loss) from operations:
UAS	19,629	21,295	45,182	47,135
MUAS	(1,869)	—	(1,869)	—
Total	17,760	21,295	43,313	47,135

AeroVironment, Inc.

Reconciliation of non-GAAP Earnings per Diluted Share (Unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	April 30, 2021	April 30, 2020	April 30, 2021	April 30, 2020

Earnings per diluted share	$0.44	$0.73	$0.96	$1.72
Acquisition-related expenses	0.12	—	0.26	0.04
Amortization of acquired intangible assets and other purchase accounting adjustments	0.18	0.02	0.24	0.08
Legal accrual related to our former EES business	0.30	—	0.30	—
HAPSMobile Inc. JV impairment of investment in Loon LLC	—	—	0.34	—
Earnings per diluted share as adjusted (Non-GAAP)	$1.04	0.75	$2.10	$1.84

Reconciliation of Forecast Earnings per Diluted Share (Unaudited)

Fiscal year ending
April 30, 2022
Forecast earnings per diluted share	$1.31 - 1.51
Acquisition-related expenses	0.13
Amortization of acquired intangible assets	1.06
Forecast earnings per diluted share as adjusted (Non-GAAP)	$2.50 - 2.70

Reconciliation of Fiscal Year 2021 Actual and 2022 Forecast Non-GAAP adjusted EBITDA (Unaudited)

	Fiscal year ending	Fiscal year ending
(in millions)	April 30, 2021	April 30, 2022
Net income from continuing operations	$23	$32 - 37
Interest expense, net	1	5
Provision for income taxes	1	3
Depreciation and amortization	19	61
EBITDA (Non-GAAP)	44	101 - 106
HAPSMobile Inc. JV impairment of investment in Loon LLC	10	—
Legal accrual related to our former EES business	9	—
Acquisition-related expenses	9	4
Adjusted EBITDA (Non-GAAP)	$72	$105 - 110

Statement Regarding Non-GAAP Measures

The non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measures, help our investors to understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. In addition, management uses these non-GAAP measures to evaluate our operating and financial performance.

Non-GAAP Earnings per Diluted Share

We exclude the acquisition-related expenses, amortization of acquisition-related intangible assets and one-time non-operating items because we believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization will recur in future periods until such intangible assets have been fully amortized.

Adjusted EBITDA (Non-GAAP)

Adjusted EBITDA is defined as net income before interest income, interest expense, income tax expense (benefit) and depreciation and amortization including amortization of purchase accounting adjustments, adjusted for the impact of certain other items, including acquisition related expenses, equity method investment gains or losses, and one-time non-operating gains or losses. We present Adjusted EBITDA, which is not a recognized financial measure under U.S. GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation, intangible asset amortization will recur in future periods until such intangible assets have been fully amortized and that interest and income tax expenses will recur in future periods. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (805) 520-8350

ir@avinc.com